Exhibit 5.2

Russell C. Weigel, III, P.A.
5775 Blue Lagoon Drive
Suite 100
Miami, Florida 33126
Telephone (786) 888-4567
Facsimile  (786) 787-0456

January 3, 2008

Universal Tracking Solutions, Inc.
Mr. Keith A. Tench, Chief Executive Officer
3317 S. Higley Road, Suite 114-475
Gilbert, Arizona 85297

Re:            Common Stock to Be Registered on Form SB-2

Ladies and Gentlemen:

We have acted as counsel for Universal Tracking Solutions, Inc., a Nevada corporation (the “Company”), in connection with the Company’s Form SB-2, as amended (the “Registration Statement”), pursuant to which the Company is registering for sale under the Securities Act of 1933, as amended (the “Securities Act”),

•	4,000,000 shares of its common stock, par value $0.0001 per share, previously issued to a predecessor of Dynamic Natural Resources, Inc.; and

•
3,680,000 shares of its common stock, par value $0.0001 per share, previously issued to, or purchased by,  various selling shareholders (collectively, the “Securities”) as described in the Company’s prospectus dated January 3, 2008 (the “Prospectus”), which is contained in the Registration Statement.

In connection with this matter, we have examined the originals or copies certified, or otherwise identified to our satisfaction, of the following:

(a)	Articles of Incorporation;
(b)	Bylaws of the Company;
(c)	Certificate from the Secretary of State of the State of Nevada, dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Nevada;
(d)	The Registration Statement and all exhibits thereto; and
(e)	Such other documents of the Company as we have deemed to be relevant.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and its representatives, and we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents and the authenticity of the original documents of all documents submitted to us as certified or as photostatic copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that, (i) once the Registration Statement has become effective under the Securities Act, and (ii)  the Securities have been issued as contemplated by the Registration Statement, the Securities will be duly and validly issued, fully paid and non-assessable Company securities.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.  Our opinion expressed above is limited to the Nevada Revised Statutes, Chapter 78, et seq.  Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.  We have not been engaged, and we disclaim any obligation, to advise the Company of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

On behalf of this Firm, I hereby consent to the use of the Firm’s name, Russell C. Weigel, III, P.A., and of the reference to this opinion and of the use of this opinion as an exhibit to the Registration Statement and the Prospectus contained therein.  In giving this consent, neither I nor the Firm admits that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

By:               /s/ Russell C. Weigel, III
Russell C. Weigel, III
For the Firm